   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 18, 1998
                                                    REGISTRATION NO. 333-
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------
                        TOTAL RENAL CARE HOLDINGS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


           DELAWARE                                        51-0354549
   (STATE OR OTHER JURISDICTION OF                       (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)                       IDENTIFICATION NUMBER)

                                   SUITE 800
                           21250 HAWTHORNE BOULEVARD
                        TORRANCE, CALIFORNIA 90503-5517
                                (310) 792-2600
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 JOHN E. KING
                            CHIEF FINANCIAL OFFICER
                        TOTAL RENAL CARE HOLDINGS, INC.
                                   SUITE 800
                           21250 HAWTHORNE BOULEVARD
                        TORRANCE, CALIFORNIA 90503-5517
                                (310) 792-2600
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                ---------------
                                  COPIES TO:
                              CYNTHIA M. DUNNETT
                                RONN S. DAVIDS
                              RIORDAN & MCKINZIE
                                  29TH FLOOR
                            300 SOUTH GRAND AVENUE
                         LOS ANGELES, CALIFORNIA 90071
                                (213) 629-4824

                                ---------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective.
  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities being offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------
                                                                 PROPOSED     PROPOSED
                                                                 MAXIMUM       MAXIMUM
                                                 AMOUNT          OFFERING     AGGREGATE     AMOUNT OF
          TITLE OF EACH CLASS OF                  TO BE           PRICE       OFFERING     REGISTRATION
       SECURITIES TO BE REGISTERED             REGISTERED      PER SECURITY     PRICE         FEE(1)
-------------------------------------------------------------------------------------------------------
7% Convertible Subordinated Notes due
 2009....................................     $345,000,000         100%     $345,000,000     $95,915
-------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001 per
 share...................................          (2)            N/A(2)       N/A(2)        None(2)
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------

(1) Calculated pursuant to Rule 457(i) under the Securities Act of 1933, as amended.
(2) An indeterminable number of shares of Common Stock issuable upon conversion of the registrant's 7% Convertible Subordinated Notes due 2009 (the "Notes"), including such additional shares of Common Stock issuable pursuant to the antidilution provisions of the Notes, are registered hereunder. Pursuant to Rule 457(i), no registration fee is required for these shares.

                                ---------------
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL
FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION
8(a), MAY DETERMINE.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+WE WILL AMEND AND COMPLETE THE INFORMATION IN THIS PROSPECTUS. THIS           +
+PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES OR OUR SOLICITATION OF + +YOUR OFFER TO BUY THESE SECURITIES, NOR WILL WE SELL THEM OR ACCEPT YOUR + +OFFER TO BUY THEM, IN ANY STATE OR OTHER JURISDICTION WHERE THAT WOULD NOT BE + +PERMITTED OR LEGAL PRIOR TO REGISTRATION OR QUALIFICATION IN THAT STATE OR +
+OTHER JURISDICTION.                                                           +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                    SUBJECT TO COMPLETION--DECEMBER 18, 1998
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
PROSPECTUS
         , 1999

                          [LOGO OF TOTAL RENAL CARE]

                        TOTAL RENAL CARE HOLDINGS, INC.
                         $345,000,000 PRINCIPAL AMOUNT
                   7% CONVERTIBLE SUBORDINATED NOTES DUE 2009
                               10,515,087 SHARES
                    COMMON STOCK, PAR VALUE $0.001 PER SHARE

--------------------------------------------------------------------------------
    THE COMPANY:

    . We are the second largest domestic, and largest independent worldwide, provider of high-quality dialysis and related services for patients suffering from chronic kidney failure, also known as end stage renal disease.

    . Total Renal Care Holdings, Inc.
     Suite 800
     21250 Hawthorne Boulevard
     Torrance, California 90503-5517
     (310) 792-2600

    THE OFFERING:

    . Notes: The resale of up to $345.0 million of our Notes.

    . Common Stock: The resale of up to 10,515,087 shares of our Common Stock initially issuable upon conversion of the Notes into shares of Common Stock.

    . Selling Securityholders: The Notes and any shares of Common Stock issued upon conversion of the Notes may be offered for the accounts of certain Selling Securityholders. As information regarding these Selling Securityholders changes, we will supplement this prospectus.

    . Proceeds: We will not receive any proceeds from the resale of the Notes or any Common Stock issued upon conversion of the Notes.

THE NOTES:

 . Maturity: May 15, 2009.

 . Interest Payments: Semi-annually on May 15 and November 15 of each year, commencing on May 15, 1999.

 . Conversion Price: $32.81 per share, subject to adjustment (equal to an initial conversion ratio of 30.4785 shares of Common Stock per $1,000 principal amount of Notes).

 . Conversion Right: Convertible at any time, in whole or in part.

 . Redemption: We have the right to redeem the Notes on or after November 15, 2001.

 . Ranking of Notes: General, unsecured obligations, junior to all of our existing and future senior indebtedness and effectively behind all existing and future liabilities of our subsidiaries.

TRADING FORMAT/NYSE SYMBOL:

 . Notes: The PORTAL market.

 . Common Stock: Trades on the New York Stock Exchange under the symbol "TRL." On
  December  , 1998, the last reported sales price was $   per share.

     This investment involves risk. See "Risk Factors" beginning on page 4.

--------------------------------------------------------------------------------
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                          PAGE
Disclosure Regarding Forward-Looking
 Statements..............................   i
Incorporation By Reference...............   i
Summary..................................   1
Risk Factors.............................   4
Use of Proceeds..........................   7
Ratio of Earnings to Fixed Charges.......   7
Selling Securityholders..................   8

                                                                    PAGE
                           Description of Notes....................    9
                           Description of Capital Stock............   25
                           Description of Indebtedness.............   27
                           Plan of Distribution....................   29
                           Legal Matters...........................   30
                           Experts.................................   30
                           Available Information...................   30

                                ---------------

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

  We caution the readers that this prospectus includes and incorporates by reference certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Litigation Reform Act") that are based on management's beliefs, as well as on assumptions made by and information currently available to management. All statements other than statements of historical fact included in this prospectus, including without limitation, certain statements under "Summary," and located elsewhere herein regarding our financial position and business strategy, may constitute forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "believe," "plan," "seek," or "continue" or the negative thereof or variations thereon or similar terminology. Such forward-looking statements involve known and unknown risks, including, but not limited to, economic and market conditions, the regulatory environment in which we operate, competitive activities or other business conditions. Although we believe that our expectations with respect to the forward-looking statements are based upon reasonable assumptions within the bounds of our knowledge of our business and operations as of the date hereof, there can be no assurance that our actual results, performance or achievements will not differ materially from any future results, performance or achievements expressed or implied from such forward-looking statements. Important factors that could cause actual results to differ materially from our expectations ("Cautionary Statements") are disclosed in this prospectus, including without limitation in conjunction with the forward-looking statements included and incorporated by reference in this prospectus and under "Risk Factors." All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these Cautionary Statements.

  Market data used throughout this prospectus, including information relating to our relative position in the dialysis industry, is based on the good faith estimate of management, which estimates are based upon their review of internal surveys, independent industry publications and other publicly available information. Although we believe that such sources are reliable, the accuracy and completeness of such information is not guaranteed and has not been independently verified.

                                ---------------

                           INCORPORATION BY REFERENCE

  The following documents have been filed with the Securities and Exchange Commission (the "Commission" or the "SEC") and are incorporated by reference:

    (1) our Annual Report on Form 10-K for the year ended December 31, 1997;

    (2) Amendment No. 2 to our Annual Report on Form 10-K/A for the year ended December 31, 1997;

    (3) our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998;

    (4) our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1998;

    (5) our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1998;

    (6) our Current Reports on Form 8-K dated January 22, 1998, February 18, 1998, February 27, 1998, April 1, 1998, April 30, 1998 and November 3, 1998; and

    (7) all documents subsequently filed by us pursuant to sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the termination of this offering.

  Any statement contained herein or in the documents incorporated by reference herein are deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or which is incorporated by reference herein modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute part of this prospectus.

  We will provide without charge to each person, including any prospective investor to whom this prospectus has been delivered, upon written or oral request of such person, a copy of any and all of the documents referred to above that have been or may be incorporated by reference herein other than exhibits to such documents (unless such exhibits are specifically incorporated by reference herein). Requests for such copies should be directed to Total Renal Care Holdings, Inc., attention John E. King, Suite 800, 21250 Hawthorne Boulevard, Torrance, California 90503-5517, telephone number (310) 792-2600.

                                    SUMMARY

  This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider. You should read the entire prospectus and the information incorporated by reference carefully, including the "Risk Factors" section and our consolidated financial statements (and related notes). Unless otherwise indicated, "we," "us," "our" and similar terms, as well as references to the "Company," refer to Total Renal Care Holdings, Inc. ("TRCH") and its subsidiaries.

                                  THE COMPANY

  We are the second largest domestic, and largest independent worldwide, provider of integrated dialysis services for patients suffering from chronic kidney failure, also known as end stage renal disease ("ESRD"). We provide dialysis and ancillary services to our patients through a network of outpatient dialysis facilities. In addition, we provide inpatient dialysis services at hospitals. We also offer ancillary services including ESRD laboratory and pharmacy services, vascular access management, physician practice management, pre- and post-transplant services and ESRD clinical research programs. On February 27, 1998, we acquired Renal Treatment Centers, Inc. ("RTC"), the fourth largest provider of integrated dialysis services in the United States, in a stock-for-stock exchange transaction valued at approximately $1.3 billion (the "Merger").

  Our principal executive offices are located at Suite 800, 21250 Hawthorne Boulevard, Torrance, California 90503-5517 and our telephone number is (310) 792-2600.

                                  THE OFFERING

Total Amount of Notes
Offered.....................  The resale of up to $345.0 million in principal amount of 7% Convertible Subordinated Notes due 2009.

Common Stock Offered........  The resale of an indeterminable number of shares of our Common Stock (the "Conversion Shares") including any additional Conversion Shares issuable pursuant to the antidilution provisions of the Notes, issuable upon conversion of the Notes into shares of Common Stock. For more details, see the section "Description of Capital Stock."

Issuer......................  Total Renal Care Holdings, Inc.

Maturity....................  May 15, 2009.

Interest....................  Annual rate: 7%.
                              Payment frequency: Every six months on May 15 and November 15.
                              First payment: May 15, 1999.

Conversion Rights...........  The Notes are convertible, at the holder's option, at any time prior to May 15, 2009, into the Conversion Shares, at a conversion price of $32.81 per share of Common Stock, subject to adjustment (the conversion ratio is 30.4785 shares of our Common Stock per $1,000 principal amount of Notes).

Change of Control...........  We will be required to offer to purchase the
                              Notes at 100% of their principal amount, plus interest and liquidated damages, if any, if a
                              Change of Control (see page    for a definition
                              of this term) occurs.

Optional Redemption.........  On or after November 15, 2001, we may redeem some or all of the Notes at any time at the redemption prices listed in the section "Description of Notes" under the heading "Optional Redemption."

Ranking.....................  These Notes are subordinated, unsecured general debts. They are junior to all of our existing and
                              future Senior Indebtedness (see page    for a
                              definition of this term) and effectively behind all existing and future liabilities of our subsidiaries.

Use of Proceeds.............  We will not receive any proceeds from the resale of the Notes or any Conversion Shares issued upon conversion of the Notes. For more details, see the section "Use of Proceeds."

Selling Securityholders.....  The Notes and any Conversion Shares issued upon conversion of the Notes may be offered for the accounts of certain selling securityholders (the "Selling Securityholders"). As information regarding these Selling Securityholders changes, we will supplement this prospectus. For more details, see the section "Selling Securityholders."

Trading.....................  The Notes are eligible for trading in the Private
                              Offerings, Resale and Trading through Automatic Linkage ("PORTAL") market. Our Common Stock trades on the New York Stock Exchange under the symbol "TRL."

Risk Factors................  Investment in the Notes and/or the Conversion
                              Shares issuable upon conversion of the Notes
                              involves a high degree of risk. Therefore, you should carefully consider the matters set forth in the section "Risk Factors" which begins on
                              page   .

                                  RISK FACTORS

  In addition to the other information set forth in this prospectus, you should carefully consider the following factors and additional factors set forth in the documents incorporated by reference in this prospectus.

SUBORDINATION

  The Notes are subordinated in right of payment to all of our existing and future Senior Indebtedness and, effectively, all existing and future liabilities (including trade payables) of our subsidiaries. The Indenture (see page 9 for a definition of this term) does not restrict the incurrence of Senior Indebtedness or other liabilities by us or our subsidiaries. By reason of the subordination of the Notes, in the event of the insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of our business or similar proceeding, or upon a default in payment with respect to any of our indebtedness or an event of default with respect to this indebtedness resulting in its acceleration, our assets will be available to pay the amounts due on the Notes only after all Senior Indebtedness has been paid in full. The Notes rank on the same level as all of our other unsecured, subordinated obligations, but effectively will be subordinated to all obligations of our subsidiaries. An acceleration of subsidiary debt or a failure to pay the same at the maturity thereof will not constitute a default or event of default under the Indenture. For more details, see the section "Description of Notes."

SUBSTANTIAL LEVERAGE, DEBT SERVICE OBLIGATIONS AND RESTRICTIVE DEBT COVENANTS

  We are highly leveraged (which means that the amount of our outstanding debt is large compared to the net book value of our assets) and have substantial repayment obligations under our outstanding debt, including interest expense associated with the Notes.

  On April 30, 1998, we replaced our $1.05 billion credit facilities with an aggregate of $1.35 billion of new credit facilities (the "Credit Facilities") with various banks, DLJ Capital Funding, Inc., as Syndication Agent, and The Bank of New York, as Administrative Agent. The Credit Facilities currently contain numerous financial and operating covenants that limit our ability (and the ability of most of our subsidiaries) to undertake certain transactions. These covenants require that we meet certain interest coverage, net worth and leverage tests. The Indenture and the Credit Facilities permit us and our subsidiaries to incur or guarantee additional debt, subject to certain limitations in the case of the Credit Facilities. For more details, see the sections "Description of Indebtedness" under the heading "Credit Facilities" and "Description of Notes."

  Our level of debt and the limitations imposed on us by our debt agreements could have other important consequences to you, including the following (for more details, see the section "Description of Indebtedness"):

  . We will have to use a portion of our cash flow from operations for debt service, rather than for our operations;

  . We may not be able to obtain additional debt financing for future working capital, capital expenditures, acquisitions or other corporate purposes;

  . The debt under the Credit Facilities is at a variable interest rate, making us vulnerable to increases in interest rates; and

  . We could be less able to take advantage of significant business opportunities, such as acquisitions, and react to changes in market or industry conditions.

HOLDING COMPANY STRUCTURE

  TRCH is a holding company, and our only material assets are the stock of our subsidiaries. All of our operations are conducted by our subsidiaries, which own substantially all of our consolidated assets. Consequently, our operating cash flow and our ability to service our debt, including the Notes, depends upon the operating cash flow of our subsidiaries and the payment of funds by them to us in the form of loans, dividends or otherwise. These payments may not be adequate to pay interest and principal on the Notes when due. In addition, the ability of our subsidiaries to make payments to us depends on applicable law and restrictions under the Credit Facilities and other present and future debt instruments to which they are a party, which may include requirements to maintain minimum levels of working capital and other assets.

POSSIBLE INABILITY TO PURCHASE NOTES UPON CHANGE OF CONTROL

  Under the Indenture, upon the occurrence of a Change of Control a holder of the Notes may require us to repurchase all or a portion of its Notes at 100% of the principal amount of the Notes plus accrued and unpaid interest and any Liquidated Damages (see page 21 for a definition of this term), if any, to the date of purchase. If a Change of Control were to occur, we may not be able to pay the repurchase price for all of the Notes submitted for repurchase. In addition, the terms of some of our existing debt agreements, including the Credit Facilities, prohibit us from purchasing any Notes until all debt under such agreements is paid in full, except in limited circumstances. Our future credit agreements or other agreements relating to debt may contain similar provisions. If a Change of Control occurs while we are prohibited from purchasing the Notes, we could seek the consent of our lenders to the purchase of the Notes or could attempt to refinance the borrowings that contain the prohibition. If we do not obtain a consent or repay the borrowings, we would remain prohibited from purchasing the Notes. In such case, our failure to purchase submitted Notes would constitute an event of default under the Indenture, which would, in turn, constitute a further default under certain of our existing or future debt agreements, including the Credit Facilities. In such case, certain persons could declare all debt under the Notes or the Credit Facilities due and payable.

  Our inability to pay all debt under the Credit Facilities would constitute an event of default under the Indenture, which could accelerate all debt under the Indenture. In the event of a Change of Control, we might not be able to refinance the Credit Facilities, which would allow us to repay all tendered Notes, and we might not have sufficient assets to satisfy all of our obligations under the Credit Facilities and the Notes. In addition to the above, if we undergo a change of control (as defined in the particular debt instrument), certain of our existing debt (such as the Credit Facilities) and future debt may be accelerated or we may be required to repurchase such debt. For more details, see the sections "Description of Indebtedness" under the heading "Credit Facilities" and "Description of Notes" under the heading "Repurchase of Notes at the Option of the Holder upon a Change of Control."

LACK OF PUBLIC MARKET FOR THE NOTES

  There is currently no public market for the Notes. We cannot provide any assurances that a public market will develop for the Notes or that you will be able to sell your Notes. If a public market were to exist, the Notes might trade at prices higher or lower than their initial offering price. The trading price would depend on many factors, such as prevailing interest rates and the market for similar securities, general economic conditions and our financial condition, performance and prospects. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial fluctuation in the prices of these securities. The market for the Notes may be subject to such disruptions, which could have an adverse effect on you. You should be aware that you may be required to bear the financial risk of an investment in the Notes for an indefinite period of time. We do not intend to apply for listing or quotation of the Notes; however, the Notes are eligible for trading in the PORTAL market.

  The Initial Purchasers (see page 8 for a definition of this term) have advised us that they intend to make a market in the Notes. However, the Initial Purchasers are not obligated to do so, and they may discontinue any market-making activities with respect to the Notes at any time without notice. In addition, such market-making activity would be subject to the limitations imposed by the Securities Act of 1933, as amended (the "Securities Act") and the Exchange Act, and may be limited during the pendency of a shelf registration statement relating to the Notes. For more details, see the sections "Description of Notes" and "Plan of Distribution."

POSSIBLE VOLATILITY OF STOCK PRICE

  The trading price and volume of our Common Stock historically has been, and could in the future be, subject to significant fluctuations in response to many factors, including:

  .Quarter-to-quarter variations in our results of operations;

  .Changes in our earnings estimates by analysts;

  .Changes in federal, state or foreign regulation of the dialysis service industry;

  .Changes in reimbursement rates for dialysis services;

  .Loss of key personnel;

  .Competition;

  .Announcement and market acceptance of acquisitions; and

  .General market conditions and other events or factors.

                                USE OF PROCEEDS

  As the Notes and any Conversion Shares issued upon conversion of the Notes are offered by the Selling Securityholders and not by us, we will not receive any proceeds from the resale of the Notes or any Conversion Shares issuable upon conversion of the Notes.

                       RATIO OF EARNINGS TO FIXED CHARGES

  The following table sets forth the Company's ratio of earnings to fixed charges for each of the periods indicated.

                                         SEVEN MONTHS
                         YEAR ENDED MAY      ENDED        YEAR ENDED        NINE MONTHS ENDED
                              31,       DECEMBER 31,(1)  DECEMBER 31,         SEPTEMBER 30,
                         -------------- --------------- -------------- ---------------------------
                         1993 1994 1995  1994    1995   1995 1996 1997 1997 1998       1998
                         ---- ---- ---- ------- ------- ---- ---- ---- ---- ---- -----------------
                                                                                 (supplemental)(2)
Ratio of Earnings to
 Fixed Charges.......... 4.11 6.06 2.97    3.17    3.48 3.22 3.96 3.47 3.82 1.35       3.07

---------------------
(1) In 1995, we changed our fiscal year end to December 31 from May 31.

(2) A supplemental calculation of the ratio of earnings to fixed charges is presented to exclude nonrecurring merger costs and interest rate swap termination costs. During the nine months ended September 30, 1998, we recorded $92.8 million of fees and expenses related to the Merger and to the integration of the combined companies. In April 1998, we recorded $9.8 million related to interest rate swap termination costs.

  The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings. Earnings is defined as pretax income from continuing operations adjusted by adding fixed charges and excluding interest capitalized during the period. Fixed charges means the total of interest expense and amortization of financing costs, the estimated interest component of rental expense on operating leases and preferred stock dividends.

                            SELLING SECURITYHOLDERS

  We originally issued the Notes in a private placement to Donaldson, Lufkin and Jenrette Securities Corporation, BNY Capital Markets, Inc., Credit Suisse First Boston Corporation and Warburg Dillon Read LLC (the "Initial Purchasers") on November 18, 1998, at a purchase price of 97% of face value. The Initial Purchasers then sold the Notes in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the Initial Purchasers to be Qualified Institutional Buyers and to institutional "accredited investors" (each as defined in accordance with the Securities Act).

  The Selling Securityholders may, from time to time, offer and sell any or all of the Notes and the Conversion Shares under this prospectus. All of the Notes and the Conversion Shares offered pursuant to this prospectus are offered by the Selling Securityholders. Any sales of the Notes or the Conversion Shares will be for the account of the Selling Securityholders and we will not receive any of the proceeds from these sales.

  United States Trust Company of New York (the "Trustee") provided us the information contained in the following table with respect to the Selling Securityholders and the respective principal amount of Notes that may be sold by each of them under this prospectus. We have not independently verified this information.

             PRINCIPAL AMOUNT OF             SHARES OF COMMON   PERCENTAGE OF
              NOTES OWNED THAT   PERCENTAGE   STOCK THAT MAY    COMMON STOCK
   NAME(1)     MAY BE SOLD(1)     OF NOTES    BE SOLD(2)(3)   OUTSTANDING(2)(4)
   -------   ------------------- ----------- ---------------- -----------------

---------------------
 *  Less than 1%.
(1) This information is as of            , 1999.
(2) Assumes that no Selling Securityholder beneficially owns any shares of Common Stock other than shares issuable pursuant to conversion of the Notes.
(3) Assumes conversion of all Notes owned by the Selling Securityholder at the initial conversion price of $32.81 per share. This initial conversion price may be adjusted under certain circumstances. For more details, see the section "Description of Notes." As a result, the number of Conversion Shares issuable upon conversion of the Notes may increase or decrease. Under the terms of the Indenture, cash will be paid instead of issuing fractional shares upon conversion.
(4) As of December 31, 1998, we had      of shares of Common Stock outstanding.
    In accordance with the rules of the Commission, the percentage of Common Stock outstanding owned by each Selling Securityholder is computed as follows: (a) the numerator is the number of shares of Common Stock held by that Selling Securityholder upon conversion of all Notes owned by that Selling Securityholder and (b) the denominator includes the number of shares of Common Stock outstanding and the number of shares of Common Stock held by that Selling Securityholder upon conversion of all Notes owned by that Selling Securityholder.

                              DESCRIPTION OF NOTES

  Set forth below is a summary of certain provisions of the Notes. The Notes were issued pursuant to an indenture (the "Indenture") dated as of November 18, 1998 by and between TRCH and United States Trust Company of New York, as trustee (the "Trustee"). The following summary of the Notes, the Indenture and the Registration Rights Agreement (as defined herein) does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Indenture and the Registration Rights Agreement, including the definitions therein of certain terms. Copies of the Indenture and the Registration Rights Agreement may be obtained from the Company upon request. Capitalized terms used herein without definition have the meanings ascribed to them in the Indenture or the Registration Rights Agreement, as appropriate. As used in this section, the "Company" refers to TRCH, exclusive of its subsidiaries. Wherever particular provisions or defined terms of the Indenture (or the form of Note which is a part thereof) or the Registration Rights Agreement are referred to in this summary, such provisions or defined terms are incorporated by reference as a part of the statements made and such statements are qualified in their entirety by such reference. Certain definitions of terms used in the following summary are set forth under "Certain Definitions."

GENERAL

  The Notes are general, unsecured obligations of the Company, limited in aggregate principal amount to $345.0 million. The Notes are subordinated in right of payment to all existing and future Senior Indebtedness, as described under "Subordination" below. The Notes were issued in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof.

  The Notes mature on May 15, 2009. The Notes bear interest at the rate of 7% per annum from their date of issuance, or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually in cash in arrears on May 15 and November 15 of each year, commencing May 15, 1999, to the persons in whose names such Notes are registered at the close of business on May 1 and November 1 immediately preceding such Interest Payment Dates. Principal of, premium on, if any, interest on, and Liquidated Damages, if any, with respect to, the Notes will be payable, the Notes will be convertible and the Notes may be presented for registration of transfer or exchange, at the office or agency of the Company maintained for such purpose, which office or agency shall be maintained in New York, New York. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

  At the option of the Company, payment of interest and Liquidated Damages, if any, may be made by check mailed to the Holders of the Notes at the addresses set forth upon the registry books of the Company. No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Until otherwise designated by the Company, the Company's office or agency will be the corporate trust office of the Trustee presently located at 114 West 47th Street, New York, New York 10036-1532.

  The Indenture does not contain any financial covenants or any restrictions on the payment of dividends, the issuance or repurchase of securities of the Company or the incurrence of indebtedness, including Senior Indebtedness. The Indenture contains no covenants or other provisions to afford protection to holders of Notes (the "Holders") in the event of a highly leveraged transaction or a change of control of the Company, except to the limited extent described under "Repurchase of Notes at the Option of the Holder Upon a Change of Control."

CONVERSION RIGHTS

  Each Holder of Notes has the right at any time prior to the close of business on the Stated Maturity of the Notes, unless previously redeemed or repurchased, at the Holder's option, to convert any portion of the principal amount thereof that is $1,000 or an integral multiple thereof into shares of Common Stock at the

Conversion Price set forth on the cover page of this prospectus (subject to adjustment as described below). The right to convert a Note called for redemption or delivered for repurchase and not withdrawn will terminate at the close of business on the Business Day immediately prior to the Redemption Date or Repurchase Date, as applicable, for such Note, unless the Company subsequently fails to pay the applicable Redemption Price or Repurchase Price, as the case may be.

  In the case of any Note that has been converted into Common Stock after any Record Date, but on or before the next Interest Payment Date, interest, the stated due date of which is on such Interest Payment Date, shall be payable on such Interest Payment Date notwithstanding such conversion, and such interest shall be paid to the Holder of such Note who is a Holder on such Record Date. Any Note converted after any Record Date but before the next Interest Payment Date (other than Notes called for redemption) must be accompanied by payment of an amount equal to the interest payable on such Interest Payment Date on the principal amount of Notes being surrendered for conversion; provided that no such payment shall be required with respect to interest payable on November 15, 2001. No fractional shares of Common Stock will be issued upon conversion but, in lieu thereof, an appropriate amount will be paid in cash by the Company based on the market price of Common Stock (determined in accordance with the Indenture) at the close of business on the day of conversion. As a result of the foregoing provisions, Holders who surrender Notes for conversion on a date that is not an Interest Payment Date will not receive any interest for the period from the Interest Payment Date next preceding the date of conversion to the date of conversion or for any later period, except for Notes that are called for redemption on a Redemption Date between a Record Date and the corresponding Interest Payment Date as provided above.

  The Conversion Price is subject to adjustment in certain events, including
(a) any payment of a dividend (or other distribution) payable in Common Stock on any class of Capital Stock of the Company, (b) any issuance to all or substantially all holders of Common Stock of rights, options or warrants entitling them to subscribe for or purchase Common Stock at less than the then Current Market Price of Common Stock (determined in accordance with the Indenture): provided, however, that if such rights, options or warrants are only exercisable upon the occurrence of certain triggering events, then the Conversion Price will not be adjusted until such triggering events occur, (c) certain subdivisions, combinations or reclassifications of the outstanding Common Stock, (d) any distribution to all or substantially all holders of Common Stock of evidences of indebtedness, shares of Capital Stock (other than Common Stock), cash or other assets (including securities, but excluding those dividends, rights, options, warrants and distributions referred to above and distributions in connection with the liquidation, dissolution or winding up of the Company and excluding dividends and distributions paid exclusively in cash and in mergers and consolidations to which the second succeeding paragraph applies), (e) any distribution consisting exclusively of cash (excluding any cash portion of distributions referred to in (d) above, or cash distributed upon a merger or consolidation to which the second succeeding paragraph applies) to all or substantially all holders of Common Stock in an aggregate amount that, combined together with (1) all other such all-cash distributions made within the then preceding 12 months in respect of which no adjustments have been made and (2) any cash and the fair market value of other consideration paid or payable in respect of any tender offer by the Company or any of its Subsidiaries for Common Stock concluded within the preceding 12 months in respect of which no adjustment has been made exceeds 15.0% of the Company's market capitalization (defined as being the product of the then Current Market Price of the Common Stock multiplied by the number of shares of Common Stock then outstanding) on the record date of such distribution, and (f) the completion of a tender offer made by the Company or any of its Subsidiaries for Common Stock to the extent that the aggregate consideration, together with
(1) any cash and other consideration payable in a tender offer by the Company or any of its Subsidiaries for Common Stock expiring within the 12 months preceding the expiration of such tender offer in respect of which no adjustment has been made and (2) the aggregate amount of any such all-cash distributions referred to in (e) above to all holders of Common Stock within the 12 months preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 15.0% of the Company's market capitalization on the expiration of such tender offer. In the event of a distribution to all or substantially all of the holders of Common Stock of rights, warrants or options to subscribe for or purchase any securities (other than those referred to in (b) above), the Company may instead of making an adjustment in the Conversion Price, provide that each Holder of a Note, who converts the Note after the record date for such distribution and prior to the expiration of such rights, shall be entitled to receive upon such conversion of the Note, in addition to shares of Common Stock, an appropriate number of such rights, warrants or options. No adjustment of the Conversion Price is required to be made until the cumulative adjustments amount to one percent or more of the Conversion Price as last adjusted.

  The Company, from time to time and to the extent permitted by law, may reduce the Conversion Price by any amount for any period of at least 20 Business Days, in which case the Company shall give at least 15 days notice of such reduction to the Trustee and the Holders, if the Board of Directors has made a determination that such reduction would be in the best interests of the Company, which determination shall be conclusive. The Company may, at its option, make such reductions in the Conversion Price, in addition to those set forth above, as the Board of Directors deems advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for United States Federal income tax purposes.

  In case of any reclassification or change of outstanding shares of Common Stock issuable upon conversion of the Notes (other than certain changes in par value) or consolidation or merger of the Company with or into another Person or any consolidation or merger of another Person with or into the Company (with certain exceptions), or in case of any sale, transfer or conveyance of all or substantially all of the assets of the Company, each Note then outstanding will, without the consent of any Holder of Notes, become convertible only into the kind and amount of securities, cash and other property receivable upon such reclassification, change, consolidation, merger, sale, transfer or conveyance by a holder of the number of shares of Common Stock into which such Note was convertible immediately prior thereto after giving effect to any adjustment required to be made as set forth above; provided that if the kind or amount of securities, cash and other property is not the same for each share of Common Stock held immediately prior to such reclassification, change, consolidation, merger, sale, transfer, or conveyance, any Holder who fails to exercise any right of election shall receive per share the kind and amount of securities, cash or other property received per share by a plurality of such shares.

  The Company will use all reasonable efforts to cause all registrations to be made with, and to obtain any approvals by, any governmental authority under any Federal or state law of the United States that may be required on the part of the Company in connection with the conversion of the Notes into Common Stock. If at any time during the two-year period following the date of the original issuance of the Notes a registration statement under the Securities Act covering the shares of Common Stock issuable upon conversion of the Notes is not effective or is otherwise unavailable for effecting resales of such shares, shares of Common Stock issued upon conversion of the Notes may not be sold or otherwise transferred except in accordance with or pursuant to an exemption from, or otherwise in a transaction not subject to, the registration requirements of the Securities Act.

SUBORDINATION

  The Notes are general, unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Indebtedness. Any borrowings under the Credit Facilities will constitute Senior Indebtedness and the Credit Facilities provide for aggregate borrowings of $1.35 billion. The Notes are effectively subordinated in right of payment to all existing and future liabilities (including trade payables) of the Company's subsidiaries. The Indenture does not restrict the incurrence of Senior Indebtedness or other indebtedness by the Company or its Subsidiaries or the ability of the Company to transfer assets or business operations to its Subsidiaries, subject to the provisions described under "Repurchase of Notes at the Option of the Holder Upon a Change of Control" and "Limitation on Merger, Sale or Consolidation."

  The Indenture provides that no payment (by setoff or otherwise) may be made by or on behalf of the Company, directly or through any Subsidiary, on account of the principal of, premium, if any, or interest on and Liquidated Damages or any other obligations under or with respect to, the Notes, or to acquire any of the Notes (including repurchases of Notes at the option of the Holder) for cash or property (other than Junior Securities), or on account of the redemption provisions of the Notes (collectively, the "Subordinated Obligations"), (1) upon the maturity of any Senior Indebtedness, by lapse of time, acceleration (unless waived) or otherwise, unless and until all principal of, premium, if any, and interest on, and fees, charges, expenses, indemnifications and all other amounts payable in respect of Senior Indebtedness are first paid in full in cash, or (2) in the event of default in the payment of any principal of, premium, if any, or interest on, any Designated Senior Indebtedness when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise (collectively, a "Payment Default"), unless and until such Payment Default has been cured or waived or otherwise has ceased to exist. The payment of cash, property or securities (other than Junior Securities) upon conversion of a Note will constitute payment on a Note and therefore will be subject to the subordination provisions in the Indenture.

  Upon (1) the happening of an event of default (other than a Payment Default) that permits, or would permit with (a) the passage of time, (b) the giving of notice, (c) the making of any payment of the Notes then required to be made or
(d) any combination thereof (collectively, a "Non-Payment Default"), the holders of any Designated Senior Indebtedness or their representative immediately to accelerate the maturity of such Designated Senior Indebtedness and (2) written notice of such Non-Payment Default being given to the Company and the Trustee by the holders of such Designated Senior Indebtedness or their representative (a "Blockage Notice"), then, unless and until such Non-Payment Default has been cured or waived or otherwise has ceased to exist, no payment (by setoff or otherwise) may be made by or on behalf of the Company, directly or through any Subsidiary, on account of the Subordinated Obligations. Notwithstanding the foregoing, unless (1) the Designated Senior Indebtedness in respect of which such Non-Payment Default exists has been declared due and payable in its entirety within 179 days after the Blockage Notice is delivered as set forth above (the "Payment Blockage Period"), and (2) such declaration has not been rescinded or waived, at the end of the Payment Blockage Period, the Company shall be required to pay to the Holders of the Notes all regularly scheduled payments on the Notes that were not paid during the Payment Blockage Period due to the foregoing prohibitions (and upon the making of such payments any acceleration of the Notes made or other remedies commenced during the Payment Blockage Period shall be of no further force or effect) and to resume all other payments as and when due on the Notes. Not more than one Blockage Notice may be given in any consecutive 365-day period, irrespective of the number of defaults with respect to Senior Indebtedness during such period. In no event, however, may the total number of days during which any Payment Blockage Period is or Payment Blockage Periods are in effect exceed 179 days in the aggregate during any consecutive 365-day period.

  Upon any distribution of assets of the Company upon any dissolution, winding up, total or partial liquidation or reorganization of the Company, whether voluntary or involuntary, in bankruptcy, insolvency, receivership or a similar proceeding or upon assignment for the benefit of the creditors or any marshaling of assets or liabilities (1) the holders of all Senior Indebtedness will first be entitled to receive payment in full before the Holders of the Notes are entitled to receive any payment (other than Junior Securities) on account of the Subordinated Obligations and (2) any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities (other than Junior Securities) to which the Holders of the Notes or the Trustee on behalf of the Holders would be entitled (by setoff or otherwise), except for the subordination provisions contained in the Indenture, will be paid by the liquidating trustee or agent or other person making such a payment or distribution directly to the holders of Senior Indebtedness or their representative to the extent necessary to make payment in full in cash of all such Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to the holders of such Senior Indebtedness.

  In the event that, notwithstanding the foregoing, any payment or distribution of assets of the Company or any Subsidiary (other than Junior Securities as aforesaid) shall be received by the Holders of the Notes or the Trustee on behalf of the Holders or any Paying Agent at a time when such payment or distribution is prohibited by the foregoing provisions, such payment or distribution shall be held in trust for the benefit of the holders of Senior Indebtedness, and shall be paid or delivered by such Holders or the Trustee or such Paying Agent, as the case may be, to the holders of the Senior Indebtedness remaining unpaid or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Indebtedness may have been issued, ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness held or represented by each, for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay all such Senior Indebtedness in full in cash after giving effect to any concurrent payment or distribution, or provision therefor, to the holders of such Senior Indebtedness.

  No provision contained in the Indenture or the Notes affects the obligation of the Company, which is absolute and unconditional, to pay, when due, principal of, premium, if any, and interest on the Notes. The subordination provisions of the Indenture and the Notes do not prevent the occurrence of any Default or Event of Default under the Indenture or limit the rights of the Trustee or any Holder of any Notes, subject to the preceding paragraphs, to pursue any other rights or remedies with respect to the Notes.

  The Company conducts its operations through its Subsidiaries. Accordingly, the Company's ability to meet its cash obligations in the future in part will be dependent upon the ability of its Subsidiaries to make cash distributions to the Company. The ability of its Subsidiaries to make distributions to the Company is and will continue to be restricted by, among other limitations, applicable provisions of the laws of national and state governments and may be restricted by contractual provisions. The Indenture does not limit the ability of the Company's Subsidiaries to incur such contractual restrictions in the future. The right of the Company to participate in the assets of any Subsidiary (and thus the ability of Holders of the Notes to benefit indirectly from such assets) is generally subject to the prior claims of creditors, including trade creditors, of that Subsidiary except to the extent that the Company itself is recognized as a creditor of such Subsidiary, in which case the Company's claims would still be subject to any security interest of other non-subordinated or pari passu creditors of such Subsidiary. The Notes, therefore, are effectively subordinated to obligations to creditors, including trade creditors, of Subsidiaries of the Company with respect to the assets of the Subsidiaries against which such creditors have a more direct claim. An acceleration of Subsidiary debt or a failure to pay the same at the maturity thereof will not constitute a Default or Event of Default under the Indenture.

  As a result of these subordination provisions, in the event of the liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceeding or an assignment for the benefit of the creditors of the Company or any of its Subsidiaries or a marshaling of assets or liabilities of the Company and its Subsidiaries, Holders of Notes may receive ratably less than other creditors.

REDEMPTION AT THE COMPANY'S OPTION

  The Notes are not subject to redemption prior to November 15, 2001 and will be redeemable on and after such date at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice to each Holder, at the following Redemption Prices (expressed as percentages of the principal amount) if redeemed during the 12-month period commencing November 15 of the years indicated below, in each case (subject to the right of Holders of record on a Record Date to receive interest due on an Interest Payment Date that is on or prior to such Redemption Date) together with accrued and unpaid interest and Liquidated Damages, if any, to, but excluding, the Redemption Date:

YEAR                     PERCENTAGE
----                     ----------
2001....................   104.90%
2002....................   104.20%
2003....................   103.50%
2004....................   102.80%

 YEAR                     PERCENTAGE
 ----                     ----------
 2005....................   102.10%
 2006....................   101.40%
 2007....................   100.70%
 2008 and thereafter.....   100.00%

  In the case of a partial redemption, the Trustee shall select the Notes or portions thereof for redemption on a pro rata basis, by lot or in such other manner it deems appropriate and fair. The Notes may be redeemed in part in multiples of $1,000 only.

  Notice of any redemption will be sent, by first-class mail, at least 30 days and not more than 60 days prior to the date fixed for redemption (the "Redemption Date"), to the Holder of each Note to be redeemed to such Holder's last address as then shown upon the registry books of the Registrar. The notice of redemption must state the Redemption Date, the Redemption Price and the amount of accrued interest and Liquidated Damages, if any, to be paid. Any notice that relates to a Note to be redeemed in part only must state the portion of the principal amount to be redeemed and must state that on and after the Redemption Date, upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion thereof will be issued. On and after the Redemption Date, interest will cease to accrue on the Notes or portions thereof called for redemption, unless the Company defaults in its obligations with respect thereto. The Notes do not have the benefit of any sinking fund.

REPURCHASE OF NOTES AT THE OPTION OF THE HOLDER UPON A CHANGE OF CONTROL

  The Indenture provides that in the event that a Change of Control has occurred (other than a Change of Control under clause (ii) of the definition thereof which does not trigger prepayment rights for lenders under the change of control provision of either of the Credit Facilities), the Company is required to make an irrevocable and unconditional (except as described below) offer (the "Repurchase Offer") to purchase all Notes on the date ("Repurchase Date") that is no later than 45 Business Days (except as described below) after the occurrence of such Change of Control at a cash price (the "Repurchase Price") equal to 100% of the principal amount thereof, together with accrued and unpaid interest and Liquidated Damages, if any, to (but excluding) the Repurchase Date. A Holder of Notes may accept the Repurchase Offer with respect to all or a portion of its Notes (provided that the principal amount of such Notes must be $1,000 or an integral multiple thereof). The Repurchase Offer shall be made within 25 Business Days following a Change of Control and shall remain open for 20 Business Days following its commencement except to the extent that a longer period is required by applicable law (the "Repurchase Offer Period"). Upon expiration of the Repurchase Offer Period, the Company shall purchase all Notes tendered in response to the Repurchase Offer. If required by applicable law, the Repurchase Date and the Repurchase Offer Period may be extended as so required.

  The Indenture provides that a "Change of Control" means (i) the acquisition by any Person (including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act) (excluding the Company or any wholly owned Subsidiary thereof or any employee benefit plan of the Company or any such Subsidiary) of beneficial ownership, directly or indirectly, through a purchase, merger, or other acquisition transaction or series of transactions of shares of capital stock of the Company entitling such Person to exercise more than 50% of the total voting power of all shares of capital stock of the Company entitling the holders thereof to vote generally in elections of directors; or (ii) any consolidation of the Company with, or merger of the Company into, any other Person, any merger of another Person into the Company, or any sale or transfer of all or substantially all of the assets of the Company to another Person (other than a merger or sale of assets that (x) does not result in a material reclassification, conversion, exchange, or cancellation of outstanding shares of capital stock, (y) is effected solely to change the jurisdiction of incorporation of the Company and results in a reclassification, conversion, or exchange of outstanding shares of Common Stock solely into shares of common stock, or (z) does not have the result that the shareholders of the Company immediately before such transaction own, directly or indirectly, immediately following such transaction, less than 50% of the combined total voting power of all shares of Capital Stock of the Person resulting from such transaction entitling the holders thereof to vote generally in elections of directors); provided, however, that a Change of Control shall not be deemed to have occurred if at least 90% of the consideration (excluding cash payments for fractional shares) to be received by the holders of the Common Stock in the transaction or transactions constituting the Change of Control consists of shares of common stock or other equity securities traded on a national securities exchange or quoted on the Nasdaq National Market, and, as a result of such transaction or transactions, the Notes become convertible into such common stock or other equity securities.

  The phrase "all or substantially all" of the assets of the Company, as included in the definition of Change of Control, is likely to be interpreted by reference to applicable state law at the relevant time, and will be dependent on the facts and circumstances existing at such time. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of the assets of the Company has occurred.

  On or before the Repurchase Date, the Company will (1) accept for payment Notes or portions thereof properly tendered pursuant to the Repurchase Offer,
(2) deposit with the Paying Agent cash sufficient to pay the Repurchase Price (together with accrued and unpaid interest and Liquidated Damages, if any) of all Notes so tendered and (3) deliver to the Trustee the Notes so accepted, together with an officers' certificate listing the Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to the Holders of Notes so accepted payment in an amount equal to the Repurchase Price (together with accrued and unpaid interest and Liquidated Damages, if any), and the Trustee will promptly authenticate and mail or deliver to such Holders a new Note or Notes equal in principal amount to any unpurchased portion of the Notes surrendered. Any Notes not so accepted will be promptly mailed or delivered by the Company to the Holder thereof. The Company will announce publicly the results of the Repurchase Offer on or as soon as practicable after the Repurchase Date.

  The Change of Control purchase feature of the Notes may make more difficult or discourage a takeover of the Company, and, thus, the removal of incumbent management. The Change of Control purchase feature resulted from negotiations between the Company and the Initial Purchasers.

  The provisions of the Indenture relating to a Change of Control may not afford the Holders of the Notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger, spin-off or similar transaction that may adversely affect Holders, if such transaction does not constitute a Change of Control. Moreover, certain events with respect to the Company which may involve an actual change of control of the Company may not constitute a Change of Control for purposes of the Indenture.

  The right to require the Company to repurchase Notes as a result of the occurrence of a Change of Control could create an event of default under Senior Indebtedness as a result of which any repurchase could be blocked by the subordination provisions of the Notes. Failure of the Company to repurchase the Notes when required would result in an Event of Default with respect to the Notes whether or not such repurchase is permitted by the subordination provisions. See "--Subordination."

  Except as described herein, no modification of the Indenture regarding the provisions on repurchase at the option of any Holder of a Note upon a Change of Control that adversely affects a Holder is permissible without the consent of the Holder of the Note so affected. In the event of a Change of Control, if Holders of in excess of two-thirds of the outstanding aggregate principal amount of the Notes so determine at any time following the occurrence of such Change of Control and before the close of business on the Business Day immediately preceding the Repurchase Date, such event shall not be treated as a Change of Control for purposes of the Indenture. In such event, (1) the Company shall not be required to make the Repurchase Offer, (2) to the extent the Repurchase Offer has already been made, such Repurchase Offer shall be deemed revoked and (3) to the extent any Notes have been tendered in response to any such revoked Repurchase Offer, such tender shall be rescinded and the Notes so tendered shall be promptly returned to the Holders thereof. For purposes of any such determination by the Holders of the outstanding Notes, Notes held by the Company or an Affiliate of the Company (including any Person that would become an Affiliate of the Company (or its successor) as a consequence of the event or series of events that otherwise would be treated as a Change of Control for purposes of the Indenture) shall be disregarded.

  To the extent applicable, the Company will comply with the provisions of Rule 13e-4 and l4e-1 or any other tender offer rules under the Exchange Act and any other securities laws, and will file a Schedule 13e-4 or any other schedule if required under such rules, in connection with any offer by the Company to repurchase Notes at the option of the Holders upon a Change of Control.

LIMITATION ON MERGER, SALE OR CONSOLIDATION

  The Indenture provides that the Company may not, directly or indirectly, consolidate with or merge with or into, or sell, lease or otherwise dispose of all or substantially all of its assets (on a consolidated basis), whether in a single transaction or a series of related transactions, to another Person or group of affiliated Persons (other than to its wholly owned Subsidiaries), unless (1) either (a) in the case of a merger or consolidation, the Company is the surviving entity or (b) the resulting, surviving or transferee entity is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by supplemental indenture all of the obligations of the Company in connection with the Notes and the Indentures; and (2) no Default or Event of Default shall exist immediately before or after giving effect on a pro forma basis to such transaction.

  Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, the successor corporation formed by such consolidation or into which the Company is merged or to which such transfer is made, shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor corporation had been named therein as the Company, and the Company will be released from its obligations under the Indenture and the Notes, except as to any obligations that arise from or as a result of such transaction.

  For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise) of all or substantially all of the properties and assets of one or more subsidiaries, which properties and assets, if held by the Company instead of such subsidiary, would constitute all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

REPORTS

  Whether or not the Company is subject to the reporting requirements of
Section 13 or 15(d) of the Exchange Act, the Company shall deliver to the Trustee, within 15 days after it is or would have been required to file such with the Commission, annual and quarterly consolidated financial statements substantially equivalent to financial statements that would have been included in reports filed with the Commission if the Company were subject to the requirements of Section 13 or 15(d) of the Exchange Act, including, with respect to annual information only, a report thereon by the Company's certified independent public accountants as such would be required in such reports to the Commission and, in each case, together with a management's discussion and analysis of financial condition and results of operations as such would be so required. In addition, for so long as the Notes or the Common Stock into which they are convertible are Transfer Restricted Securities (as defined), and if the Company ceases to have a class of equity securities registered under
Section 12(b) or 12(g) of the Exchange Act, or ceases to be subject to Section 15(d) of the Exchange Act, the Company will continue to provide to Holders the information specified by Rule 144A(d)(4).

EVENTS OF DEFAULT AND REMEDIES

  The Indenture defines an Event of Default as (1) the failure by the Company to pay any installment of interest on the Notes as and when due and payable and the continuance of any such failure for 30 days, (2) the failure by the Company to pay all or any part of the principal of, or premium, if any, on the Notes when and as the same become due and payable at maturity, redemption, by acceleration or otherwise, including, without limitation, pursuant to any Repurchase Offer, (3) the failure of the Company to perform its covenants and agreements regarding any conversion of Notes required under the Indenture and the continuance of any such failure for 30 days, (4) the failure by the Company to observe or perform any other covenant or agreement contained in the Notes or the Indenture and, subject to certain exceptions, the continuance of such failure for a period of 60 days after written notice is given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes outstanding, (5) certain events of bankruptcy, insolvency or reorganization in respect of the Company or any of its Significant

Subsidiaries, (6) failure to make any payment at final stated maturity, including any applicable grace period, in respect of Indebtedness of the Company (other than non-recourse obligations) in an amount in excess of $10 million, and continuance of such failure for 30 days after written notice is given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of Notes outstanding, (7) default with respect to any Indebtedness of the Company (other than non-recourse obligations), which default results in the acceleration of Indebtedness in an amount in excess of $10 million without such Indebtedness having been discharged or such acceleration having been rescinded or annulled for 30 days after written notice is given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of Notes outstanding and (8) final unsatisfied judgments not covered by insurance aggregating in excess of $10 million, at any one time rendered against the Company or any of its Significant Subsidiaries and not stayed, bonded or discharged within 60 days. The Indenture provides that if a Default occurs and is continuing, the Trustee must, within 90 days after the Trustee's receiving actual notice of occurrence of such Default, give to the Holders notice of such Default, but the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the Holders, except in the case of a Default in the payment of the principal of, premium, if any, or interest on any of the Notes when due or in the payment of any redemption or repurchase obligation.

  The Indenture provides that if an Event of Default occurs and is continuing (other than an Event of Default specified in clause (5) above with respect to the Company), then in every such case, unless the principal of all of the Notes shall have already become due and payable, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by notice in writing to the Company (and to the Trustee if given by Holders), may declare all principal, premium, if any, accrued interest and Liquidated Damages, if any, on or with respect to the Notes to be due and payable immediately. If an Event of Default specified in clause (5) above with respect to the Company occurs, all principal, premium, if any, accrued interest and Liquidated Damages, if any, will be immediately due and payable on all outstanding Notes without any declaration or other act on the part of the Trustee or the Holders. The Holders of no less than a majority in aggregate principal amount of Notes generally are authorized to rescind such acceleration if all existing Events of Default, other than the non-payment of the principal of, premium, if any, and interest on, and Liquidated Damages with respect to, the Notes that have become due solely by such acceleration, have been cured or waived.

  Prior to the declaration of acceleration of the maturity of the Notes, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding may waive on behalf of all the Holders any default, except a default in the payment of principal of, interest on, or Liquidated Damages with respect to, any Note not yet cured, or a default with respect to any covenant or provision that cannot be modified or amended without the consent of the Holder of each outstanding Note affected. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable security or indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

  The Indenture provides that no Holder may pursue any remedy under the Indenture, except for a default in the payment of principal, premium, if any, or interest or Liquidated Damages, if any, on the Notes, unless the Holder gives to the Trustee written notice of a continuing Event of Default, the Holders of at least 25.0% in principal amount of the outstanding Notes make a written request to the Trustee to pursue the remedy, such Holders offer to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense, the Trustee does not comply with the request within 60 days after the receipt of the request and the offer of indemnity, and the Trustee shall not have received a contrary direction from the Holders of a majority in principal amount of the outstanding Notes.

AMENDMENTS AND SUPPLEMENTS

  The Indenture contains provisions permitting the Company and the Trustee to enter into a supplemental indenture for certain purposes without the consent of the Holders. With the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, the Company and the Trustee are permitted to amend or supplement the Indenture or any supplemental indenture or modify or waive the rights of the Holders; provided that no such modification may, without the consent of each Holder affected thereby: (1) change the Stated Maturity of any Note or reduce the principal amount thereof or the rate (or extend the time for payment) of interest thereon or any premium payable upon the redemption thereof, or change the place of payment where, or the coin or currency in which, any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the conversion of any Note or the enforcement of any such payment on or after the due date thereof (including, in the case of redemption, on or after the Redemption Date), or reduce the Repurchase Price, or alter the Repurchase Offer (other than as set forth herein) or redemption provisions in a manner adverse to the Holders, or (2) reduce the percentage in principal amount of the outstanding Notes, the consent of whose Holders is required for any such amendment, supplemental indenture or waiver provided for in the Indenture or
(3) adversely affect the right of such Holder to convert Notes or alter, in a manner that adversely affects the right of such Holder, the provisions relating to anti-dilution protection in respect thereof. A supplemental indenture entered into in compliance with the "Limitation on Merger, Sale or Consolidation" covenant would not require the consent of the Holders of the Notes.

NO PERSONAL LIABILITY OF SHAREHOLDERS, OFFICERS, DIRECTORS AND EMPLOYEES

  The Indenture provides that no shareholder, employee, officer, director or partner, as such, past, present or future, of the Company or any successor corporation shall have any personal liability in respect of the obligations of the Company under the Indenture or the Notes by reason of his, her or its status as such shareholder, employee, officer, director or partner.

TRANSFER AND EXCHANGE

  A Holder may transfer or exchange the Notes in accordance with the Indenture. The Company or Trustee may require a Holder, among other things, to furnish appropriate endorsements, legal opinions and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Notes selected for redemption. Also, the Company is not required to transfer or exchange any Notes for a period of 15 days before the mailing of a Repurchase Offer or notice of redemption.

  The registered Holder of a Note may be treated as the owner of it for all purposes.

BOOK ENTRY, DELIVERY AND FORM

  Except as set forth in the next paragraph, Notes initially resold to "qualified institutional buyers," as defined in Rule 144A under the Securities Act ("QIBs"), are evidenced by one or more global Notes (the "Global Note"), which were deposited on the date of the closing of the sale of the Notes (the "Closing Date") with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in the name of Cede & Co. ("Cede") as the Depositary's nominee. Except as set forth below, the Global Note may be transferred, in whole or in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

  Notes that were (1) originally issued to or transferred to institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7)) under the Securities Act ("IAIs") who are not QIBs (the "Non-Global Purchasers"); or
(2) issued as described below under "Certificated Securities," were issued in registered form (the "Certificated Securities"). Upon the transfer to a QIB of Certificated Securities initially issued to a Non-Global Purchaser, such Certificated Securities will, unless the Global Notes have previously been exchanged for Certificated Securities, be exchanged for an interest in the Global Notes representing the principal amount of Certificated Securities being transferred.

  QIBs may hold their interests in the Global Note directly through the Depositary if such holders are participants in the Depositary, or indirectly through organizations which are participants in the Depositary (the "Participants"). Transfers between Participants will be effected in accordance with the Depositary's rules and will be settled in same-day funds.

  The Depositary has advised the Company that it is a limited-purpose trust company that was created to hold securities for its Participants and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, "Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. QIBs may elect to hold Notes purchased by them through the Depositary. QIBs who are not Participants may beneficially own securities held by or on behalf of the Depositary only through Participants or Indirect Participants.

  Ownership of the Notes evidenced by the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of Participants), the Participants and the Indirect Participants. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own and that security interests in negotiable instruments can only be perfected by delivery of certificates representing the instruments. Consequently, the ability to transfer Notes evidenced by the Global Notes will be limited to such extent.

  So long as the Depositary or its nominee is the registered owner of a Note, the Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the Global Notes for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Certificated Notes, and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. As a result, the ability of a Person having a beneficial interest in Notes represented by a Global Note to pledge such interest to Persons that do not participate in the Depositary's system, or to otherwise take actions with respect to such interest, may be affected by the lack of a physical certificate evidencing such interest.

  Neither the Company nor the Trustee have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by the Depositary, or for maintaining, supervising or reviewing any records of the Depositary relating to such Notes.

  Payments with respect to the principal of, premium, if any, interest on, and Liquidated Damages with respect to, any Note represented by a Global Note registered in the name of the Depositary or its nominee on the applicable record date will be payable by the Trustee to or at the direction of the Depositary or its nominee in its capacity as the registered Holder of the Global Notes representing such Notes under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes (including, principal, premium, if any, interest, or Liquidated Damages with respect thereto), or immediately to credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the Global Notes as shown on the records of the Depositary. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Participants or the Indirect Participants.

  Holders who desire to convert their Notes into Common Stock pursuant to the terms of the Notes should contact their brokers or other Participants or Indirect Participants to obtain information on procedures, including proper forms and cut-off times, for submitting such requests.

  If (1) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (2) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in definitive form under the Indenture, then, upon surrender by the Depositary of the Global Notes, Certificated Notes will be issued to each person that the Depositary identifies as the beneficial owner of the Notes represented by the Global Notes. In addition, subject to certain conditions, any Person having a beneficial interest in a Global Note may, upon request to the Trustee, exchange such beneficial interest for Notes in the form of Certificated Notes. Upon any such issuance, the Trustee is required to register such Certificated Notes in the name of such Person or Persons (or the nominee of any thereof), and cause the same to be delivered thereto. All such Certificated Notes shall bear appropriate legends restricting their transferability.

  Neither the Company nor the Trustee shall be liable for any delay by the Depositary or any Participant or Indirect Participant in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on, and shall be protected in relying on, instructions from the Depositary for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Notes to be issued).

CERTIFICATED SECURITIES

  If (1) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (2) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in definitive form under the Indenture, then, upon surrender by the Global Note Holder of the Global Note, Notes in such form will be issued to each Person that the Global Note Holder and the Depositary identifies as the beneficial owner of the related Notes. In addition, subject to certain conditions, any Person having a beneficial interest in the Global Note may, upon request to the Trustee, exchange such beneficial interest for Notes in definitive form. Upon any such issuance, the Trustee is required to register such Notes in the name of, and cause the same to be delivered to, such Person or Persons (or the nominee of any thereof). Such Notes would be issued in fully registered form.

  Neither the Company nor the Trustee shall be liable for any delay by the Global Note Holder or the Depositary in identifying the beneficial owners or the related Notes and each such Person may conclusively rely on, and shall be protected in relying on, instructions from the Global Note Holder or of the Depositary for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Notes to be issued.)

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

  The Company and the Initial Purchasers entered into the Registration Rights Agreement on November 18, 1998 (the "Registration Rights Agreement"). Pursuant to the Registration Rights Agreement, the Company has agreed to file with the Commission on or prior to 90 days after the Closing Date a shelf registration statement under the Securities Act (the "Shelf Registration Statement") on Form S-3 or another appropriate form to cover resales of Transfer Restricted Securities by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. Accordingly, the Company has filed the registration statement of which this prospectus is a part. The Company will use its reasonable best efforts to keep the Shelf Registration Statement effective until the earlier of such date that is two years after the latest date of initial issuance of the Notes or the date all Transfer Restricted Securities covered by the Shelf Registration Statement have been sold or there cease to be outstanding any Transfer Restricted Securities. For purposes of the foregoing, "Transfer Restricted Securities" means each Note and share of Common Stock issued upon conversion thereof until the earlier of the date on which such Note or share of Common Stock has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or the date on which such Note or share of Common Stock is distributed to the public pursuant to Rule 144 under the Securities Act or is saleable pursuant to Rule 144(k) under the Securities Act (or any similar provisions then in force).

  The Registration Rights Agreement provides that (1) the Company will file the Shelf Registration Statement with the Commission on or prior to 90 days after the Closing Date and (2) the Company will use its reasonable best efforts to cause the Shelf Registration Statement to be declared effective by the Commission on or prior to 180 days after the Closing Date (the "Effectiveness Target Date"). If (1) the Shelf Registration Statement is not filed with the Commission on or prior to 90 days after the Closing Date, (2) the Shelf Registration Statement has not been declared effective by the Commission within 180 days after the Closing Date or (3) the Shelf Registration Statement is filed and declared effective but shall thereafter cease to be effective or the prospectus contained therein ceases to be usable for a period of time which shall exceed 90 days in the aggregate during any 365-day period (each such event referred to in clauses (1) through (3), a ("Registration Default"), the Company will accrue liquidated damages ("Liquidated Damages") in favor of each Holder of Transfer Restricted Securities, during the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $0.05 per week per $1,000 principal amount of Notes and, if applicable, on an equivalent basis per share (subject to adjustment in the event of stock splits, stock recombinations, stock dividends and the like) of Common Stock constituting Transfer Restricted Securities held by such Holder. The rate of accrual of the Liquidated Damages will increase by an additional $0.05 per week per $1,000 principal amount of Notes and, if applicable, by an equivalent amount per week per share (subject to adjustment as set forth above) of Common Stock constituting Transfer Restricted Securities for each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages with respect to any Registration Default of $0.25 per week per $1,000 principal amount of Notes or, if applicable, an equivalent amount per week per share (subject to adjustment as set forth above) of Common Stock constituting Transfer Restricted Securities. All accrued Liquidated Damages shall be paid to the Holders of Notes or shares of Common Stock (as applicable) in the same manner as interest payments on the Notes on semi-annual payment dates which correspond to interest payment dates for the Notes. Following the cure of a Registration Default, Liquidated Damages will cease to accrue with respect to such Registration Default. The use of the Shelf Registration Statement for effecting resales of Transfer Restricted Securities may be suspended in certain circumstances described in the Registration Rights Agreement upon notice by the Company to the holders of the Transfer Restricted Securities, subject to the rights of the holders of Transfer Restricted Securities to receive Liquidated Damages if the aggregate number of days of such suspensions in any 365-day period exceeds the period described above.

  The Company will provide to each Holder of Transfer Restricted Securities included in the Shelf Registration Statement copies of the prospectus contained in the Shelf Registration Statement, notify each such Holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit resales of the Transfer Restricted Securities. A Holder who sells Transfer Restricted Securities pursuant to the Shelf Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers and will be bound by the provisions of the Registration Rights Agreement which are applicable to such Holder (including certain indemnification provisions). Holders of the Transfer Restricted Securities will be required to make certain representations to the Company (as described in the Registration Rights Agreement) and will be required to deliver promptly information to be used in connection with the Shelf Registration Statement in order to have their Transfer Restricted Securities included in the Shelf Registration Statement. If a Holder fails to provide such information within the prescribed time periods, the Transfer Restricted Securities of such Holder will not be included in the Shelf Registration Statement and the Holder will not be entitled to any Liquidated Damages. A Holder's ability to sell such Transfer Restricted Securities may be limited or the price at which such Transfer Restricted Securities can be sold may be adversely affected if the Transfer Restricted Securities are not included in the Shelf Registration Statement.

GOVERNING LAW

  The Indenture and the Notes and the Registration Rights Agreement provide that they are governed in accordance with the laws of the State of New York, without regard to choice of laws provisions.

THE TRUSTEE

  United States Trust Company of New York is the Trustee under the Indenture. A successor Trustee may be appointed in accordance with the terms of the Indenture.

  The Indenture contains certain limitations on the rights of the Trustee, in the event it becomes a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions with the Company and its Subsidiaries; provided, however, that if it acquires any conflicting interest (as defined), it must eliminate such conflict or resign.

  In case an Event of Default shall occur (and shall not be cured or waived), the Trustee will be required to use the degree of care of a prudent person in the conduct of its own affairs in the exercise of its powers. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the Holders of Notes, unless they shall have offered to the Trustee reasonable security or indemnity.

ABSENCE OF PUBLIC MARKET

  There is no existing public market for the Notes and there can be no assurance as to the liquidity of any markets that may develop for the Notes, the ability of the Holders to sell their Notes or at what price Holders of the Notes will be able to sell their Notes. Future trading prices of the Notes will depend upon many factors including, among other things, prevailing interest rates, the Company's operating results, the price of the Common Stock and the market for similar securities. The Initial Purchasers have informed the Company that they intend to make a market in the Notes offered hereby; however, the Initial Purchasers are not obligated to do so and any such market making activity may be terminated at any time without notice to the Holders of the Notes. The Notes are eligible for trading on the PORTAL Market. The Company does not intend to apply for listing of the Notes on any securities exchange.

CERTAIN DEFINITIONS

  "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York, New York or Los Angeles, California are authorized or obligated by law or executive order to close.

  "Capitalized Lease Obligation" means, as to any Person, the obligation of such Person to pay rent or other amounts under a lease to which such Person is a party that is required to be classified and accounted for as a capital lease obligation under GAAP.

  "Capital Stock" means, with respect to any Person, any and all shares, interests, rights to purchase (other than convertible or exchangeable indebtedness), warrants, options, participation or other equivalents of or interests (however designated) in stock issued by that Person.

  "Continuing Director" means at any date a member of the Company's Board of Directors (1) who was a member of such board on the date of initial issuance of the Notes or (2) who was nominated or elected by at least a majority of the directors who were such Continuing Directors at the time of such nomination or election or whose election to the Company's Board of Directors was recommended or endorsed by at least a majority of the directors who were such Continuing Directors at the time of such nomination or election.

  "Credit Facilities" means (1) the Amended and Restated Revolving Credit Agreement, dated as of April 30, 1998, by and among the Company, the lenders party thereto, DLJ Capital Funding, Inc., as Syndication Agent, First Union National Bank, as Documentation Agent, and The Bank of New York, as Administrative Agent, as amended prior to or on the Issue Date, and (2) the Amended and Restated Term Loan Agreement, dated as of April 30, 1998, by and among the Company, the lenders party thereto, DLJ Capital Funding, Inc., as Syndication Agent, and The Bank of New York, as Administrative Agent, as amended prior to or on the Issue Date, in each case including any notes, guaranties, security or pledge agreements, letters of credit and other documents or instruments executed pursuant thereto and any appendices, exhibits or schedules to any of the foregoing, as the same may be in effect from time to time, and in each case, as such agreements, notes, guaranties, security or pledge agreements, letters of credit and other documents or instruments may be amended, modified, supplemented, renewed, refunded, replaced, refinanced, extended or restated from time to time (whether with the original agents and lenders or other agents and lenders or otherwise, and whether provided under the original credit or loan agreement or other credit or loan agreements or otherwise), including any (1) extension of the maturity of any Indebtedness or other obligation incurred thereunder or contemplated thereby, (2) addition or deletion of borrowers or guarantors thereunder, so long as the borrowers include one or more of the Company and its Subsidiaries and their respective successors and assigns, (3) increase in the amount of Indebtedness or other obligations incurred thereunder or available to be borrowed thereunder or
(4) other alteration of the terms and conditions thereof.

  "Designated Senior Indebtedness" means (1) any Indebtedness outstanding under any of the Credit Facilities and (2) any other Senior Indebtedness, the principal amount of which is, or under which the lenders party thereto are committed to lend or advance, $10 million or more, provided, that such other Senior Indebtedness has been designated by the Company in the instrument or agreement creating or evidencing the same as "Designated Senior Indebtedness."

  "Indebtedness" of any Person means, without duplication, (a) all liabilities and obligations, contingent or otherwise, of any such Person, (1) in respect of borrowed money (whether or not the lender has recourse to all or any portion of the assets of such person), (2) evidenced by credit or loan agreements, bonds, notes, debentures or similar instruments (including, without limitation, notes or similar instruments given in connection with the acquisition of any business, properties or assets of any kind), (3) evidenced by bankers' acceptances or similar instruments issued or accepted by banks, (4) for the payment of money relating to a Capitalized Lease Obligation or (5) evidenced by a letter of credit, bank guarantee or a reimbursement obligation of such Person with respect to any letter of credit; (b) all obligations of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business); (c) all net obligations of such Person under Interest Swap and Hedging Obligations; (d) all liabilities of others of the kind described in the preceding clauses (a),(b) or (c) that such Person has guaranteed or that is otherwise its legal liability, or which is secured by a lien on property of such Person (other than carriers', warehousemens', mechanics', repairmens' or other like non-consensual statutory liens arising in the ordinary course of business); and (e) any and all deferrals, renewals, extensions, modifications, replacements, restatements, refinancings and refundings (whether direct or indirect) of, or any indebtedness or obligation issued in exchange for, any liability of the kind described in any of the preceding clauses (a), (b), (c) or (d), or this clause (e), whether or not between or among the same parties.

  "Interest Swap and Hedging Obligations" means the obligations of any Person under any interest rate or currency protection agreement, future agreement, option agreement, swap agreement, cap agreement or other interest rate or currency hedge agreement, collar agreement or other similar agreement or arrangement to which such Person is a party or beneficiary.

  "Junior Securities" means Capital Stock in the Company and any Indebtedness of the Company, in each case that (a) is authorized and issued pursuant to a plan of reorganization of the Company (which authorization states that it gives effect to the subordination of such Junior Securities to all Senior Indebtedness), (b) is subordinated to all Senior Indebtedness (and any debt securities issued in exchange for Senior Indebtedness) to substantially the same extent as, or to a greater extent than, the Notes are subordinated to Senior Indebtedness pursuant to the Indenture, and (c) contains terms, provisions, covenants and default provisions not more beneficial to the Holders of the Notes as compared to the holders of the Senior Indebtedness on the issue date of the Notes.

  "Senior Indebtedness" means all obligations of the Company to pay the principal of, premium, if any, interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowed as a claim in any such proceeding) and rent payable on or in connection with, and all letters of credit, reimbursement obligations and fees, costs, expenses and other amounts and liabilities accrued or due on or in connection with, and Interest Swap and Hedging Obligations issued by parties to and secured with, the Credit Facilities and any other Indebtedness of the Company, whether outstanding on the date of the Indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by the Company, unless the instrument creating or evidencing such Indebtedness expressly provides that such Indebtedness is not senior or superior in right of payment to the Notes or is pari passu with, or subordinated to, the Notes; provided that in no event shall Senior Indebtedness include (a) Indebtedness of the Company owed to any Subsidiary of the Company,
(b) Indebtedness of the Company representing any trade account payable incurred in the ordinary course of business, (c) any liability for taxes owed or owing by the Company or any Subsidiary of the Company or (d) the Notes.

  "Significant Subsidiary" means as of any date of determination, (i) any Subsidiary of the Company that has aggregate total assets in an amount in excess of 10% of the consolidated total assets of the Company and its Subsidiaries at such date of determination and (ii) any Subsidiary of the Company for which the net income of such Subsidiary and its Subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principals, during the four fiscal quarters most recently ended preceding the date of determination, exceeded 10% of the net income of the Company and its Subsidiaries during such period.

  "Stated Maturity" when used with respect to any Note, means May 15, 2009.

  "Subsidiary" with respect to any Person, means (1) a corporation a majority of whose Capital Stock with voting power normally entitled to vote in the election of directors is at the time, directly or indirectly, owned by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person, (2) a partnership in which such Person or a Subsidiary of such Person is, at the time, a general partner and owns alone or together with one or more Subsidiaries of such Person a majority of the partnership interests, or (3) any other Person (other than a corporation) in which such Person, one or more Subsidiaries of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has at least a majority ownership interest.

                         DESCRIPTION OF CAPITAL STOCK

  This summary highlights certain provisions of our Certificate of Incorporation, as amended to date (the "Certificate of Incorporation") and our Bylaws (the "Bylaws"). This summary is not complete and does not contain all of the provisions of our Certificate of Incorporation or our Bylaws and is qualified in its entirety by reference to these documents.

  Our authorized capital stock is 200 million shares, consisting of 195 million shares of Common Stock, par value $0.001 per share, (the "Common Stock") and 5 million shares of Preferred Stock, par value $0.001 per share (the "Preferred Stock") in such series and with such voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as may be fixed from time to time by our Board of Directors for each series.

COMMON STOCK

  As of December 31, 1998, there were            shares of Common Stock issued
and outstanding. We do not anticipate paying any cash dividends on the Common Stock in the foreseeable future and we are subject to certain restrictions on our ability to pay dividends on the Common Stock under the Credit Facilities.

  Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. There are no cumulative voting rights applicable to the Common Stock.

  The rights, preferences and privileges of holders of our Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which we may designate and issue in the future. Subject to the preferences applicable to shares of Preferred Stock outstanding at any time, holders of shares of Common Stock are entitled to receive dividends ratably, if, when and as declared by the Board of Directors, from funds legally available therefor and are entitled, in the event of liquidation, to share ratably in all assets remaining after payment of liabilities and Preferred Stock preferences, if any. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights and there are no sinking fund provisions relating to these shares.

  The authorized but unissued shares of Common Stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange on which the Common Stock may be listed.

  The outstanding shares of Common Stock are, and the Conversion Shares issuable upon conversion of the Notes will be, when issued and paid for, fully paid and non-assessable.

PREFERRED STOCK

  The Certificate of Incorporation authorizes the Board of Directors to establish series of Preferred Stock and to determine, with respect to any series of Preferred Stock, the voting powers, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as are stated in the resolutions of the Board of Directors providing for such series.

  As of December 1, 1998, there were no shares of Preferred Stock issued and outstanding. The authorized but unissued shares of Preferred Stock are available for issuance without further action by our stockholders. This will allow us to issue shares of Preferred Stock without the expense and delay of a special stockholders' meeting, unless such action is required by applicable law or the rules of any stock exchange on which our securities may be listed. We believe that the Preferred Stock will provide flexibility in structuring possible future financing and acquisitions, and in meeting other corporate needs. Although the Board of Directors has no intention at the present time of doing so, it could issue a series of Preferred Stock, the terms of which, subject to certain limitations imposed by the securities laws, could impede the completion of a merger, tender offer or other takeover attempt. The Board of Directors will make any determination to issue such shares based on its judgment as to our best interests and the best interests of our stockholders at the time of issuance. The Board of Directors, in so acting, could issue Preferred Stock having terms that could discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock.

CERTAIN CHARTER AND BYLAW PROVISIONS

  Pursuant to the provisions of the Delaware General Corporation Law (the "DGCL"), we have adopted provisions in our Certificate of Incorporation and Bylaws which require us to indemnify our officers and directors to the fullest extent permitted by law, and eliminate the personal liability of our directors to us or our stockholders for monetary damages for breach of their duty of due care except (1) for any breach of the duty of loyalty; (2) for acts or omission not in good faith or which involve intentional misconduct or knowing violations of law; (3) for liability under Section 174 of the DGCL (relating to certain unlawful dividends, stock repurchases or stock redemptions); or (4) for any transaction from which the director derived any improper personal benefit. These provisions do not eliminate a director's duty of care. Moreover, the provisions do not apply to claims against a director for violation of certain laws, including federal securities laws. We believe that these provisions will assist us in attracting or retaining qualified individuals to serve as directors and officers.

  Our Certificate of Incorporation includes a provision which allows our Board of Directors to issue up to five million shares of Preferred Stock with voting, liquidation and conversion rights that could be superior to and adversely affect the voting power of holders of Common Stock. The issuance of Preferred Stock could have the effect of delaying, deferring or preventing a change in control. We have no present plans to issue any shares of Preferred Stock.

DELAWARE ANTI-TAKEOVER LAW

  We are a Delaware corporation that is subject to Section 203 of the DGCL ("Section 203"). Under Section 203 certain "business combinations" between a Delaware corporation, whose stock generally is publicly traded or held of record by more than 2,000 stockholders, and an "interested stockholder" are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless (1) the corporation has elected in its certificate of incorporation not to be governed by Section 203 (the Company has not made such election); (2) the business combination was approved by the board of directors of the corporation before the other party to the business combination became an interested stockholder; (3) upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan); or (4) the business combination is approved by the board of directors of the corporation and ratified by two-thirds of the voting stock which the interested stockholder did not own. The three-year prohibition also does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries, and transactions which increase an interested stockholder's percentage ownership of stock. The term "interested stockholder" is defined generally as those stockholders who become beneficial owners of 15% or more of a Delaware corporation's voting stock, together with the affiliates or associates of that stockholder.

TRANSFER AGENT

  The registrar and transfer agent for our Common Stock is The Bank of New
York.

                          DESCRIPTION OF INDEBTEDNESS

  This summary highlights certain provisions of our debt instruments. This summary is not complete and does not contain all of the provisions of our debt instruments and is qualified in its entirety by reference to the documents.

CREDIT FACILITIES

  On April 30, 1998, we replaced our $1.05 billion credit facilities with the Credit Facilities, in an aggregate of $1.35 billion, with various banks, DLJ Capital Funding, Inc. (an affiliate of the lead Initial Purchaser), as Syndication Agent, and The Bank of New York (an affiliate of an Initial Purchaser), as Administrative Agent. The following is a summary description of the principal terms of the Credit Facilities.

 STRUCTURE

  The Credit Facilities provide for a ten-year $400.0 million senior term facility (the "Term Facility") and a seven-year $950.0 million revolving senior credit facility (the "Revolving Facility"). Under the Revolving Facility, up to $100.0 million may be used in connection with letters of credit, and up to $15.0 million in short-term funds may be borrowed the same day that notice is given to the banks under a "Swing Line" facility.

 SECURITY; GUARANTEES

  The obligations under the Credit Facilities are guaranteed by each of our existing direct and indirect material subsidiaries and future direct and indirect material domestic subsidiaries. The Credit Facilities and the guarantees thereof are, subject to certain exceptions, secured by all of the capital stock (or similar equity interests) of our existing direct and indirect material subsidiaries and future direct and indirect material domestic subsidiaries.

 INTEREST RATE

  In general, borrowings under the Credit Facilities bear interest at one of two floating rates selected by us: (1) the Alternate Base Rate (defined as the higher of The Bank of New York's prime rate or the federal funds rate plus 0.5%) plus, for borrowings under the Term Facility only, a margin that ranges from 0.5% to 0.75% depending on our leverage ratio; or (2) the Eurodollar Rate (defined as the rate at which The Bank of New York is offering dollar deposits in the interbank eurodollar market, adjusted for statutory reserves) plus a margin that ranges from 0.45% to 1.75% in the case of the Revolving Facility and 1.75% to 2.00% in the case of the Term Facility depending on our leverage ratio. Swing Line borrowings bear interest at either a rate negotiated by us and The Bank of New York, as the swing line lender, at the time of borrowing or, if no rate is negotiated and agreed upon, the Alternate Base Rate.

 MATURITY

  We are required to repay the amount borrowed under the Term Facility in yearly installments of $4.0 million beginning on September 30, 1998 and continuing through September 30, 2007. The remaining balance of $360.0 million is due when the Term Facility matures on March 31, 2008. The Term Facility may be prepaid at any time upon proper notice, but the redemption price will be 101.5% of the outstanding balance if prepayment is made on or prior to April 30, 1999 and 100.75% of the outstanding balance if prepayment is made from May 1, 1999 to April 30, 2000. The Revolving Facility will terminate on March 31, 2005.

 FEES

  We are required to pay the banks which are party to the Credit Facilities a commitment fee based on the daily average unused portion of the Revolving Facility which accrues from the closing date of the Credit Facilities. We are also obligated to pay letter of credit fees on the aggregate stated amount of outstanding letters of credit.

 COVENANTS

  The Credit Facilities contain a number of covenants (in addition to the financial covenants) that, among other things, restrict our ability and that of our subsidiaries to (1) dispose of assets; (2) incur additional indebtedness;
(3) prepay other indebtedness (including the Notes, subject to certain exceptions) or amend certain debt instruments (including the Indenture); (4) pay dividends; (5) create liens on assets; (6) amend our Certificate of Incorporation or Bylaws; (7) make investments, loans or advances; (8) make acquisitions; (9) engage in mergers or consolidations; (10) change the business conducted by us or our subsidiaries; (11) make capital expenditures or engage in certain transactions with affiliates; and (12) otherwise restrict certain corporate activities. In addition, the Credit Facilities contain financial covenants that require us to maintain, on a consolidated basis, specified financial tests including a minimum interest coverage ratio, a minimum net worth test, a minimum cash flow ratio and maximum leverage ratio.

 EVENTS OF DEFAULT

  The Credit Facilities contain customary events of default, including (1) nonpayment of principal, interest or fees; (2) material inaccuracy of representations and warranties; (3) violation of covenants; (4) cross-defaults to certain other indebtedness; (5) certain events of bankruptcy and insolvency;
(6) certain ERISA matters; (7) material judgments; (8) invalidity of any guaranty or security interest; and (9) a change of control of us in certain circumstances. In addition, if we or any of our subsidiaries become ineligible for participation in, or are suspended from receiving reimbursement under, Medicare or Medicaid programs resulting in a 5% decrease in our consolidated net operating revenues, we will be in default under the Revolving Facility.

SWAP AGREEMENTS

  In conjunction with the refinancing of our Credit Facilities, our two existing forward interest rate swap agreements with notional amounts of $100.0 million and $200.0 million were canceled in April 1998. During the quarter ended June 30, 1998, we entered into forward interest rate cancelable swap agreements with a combined notional amount of $800.0 million. The lengths of the agreements are between three and ten years with cancellation clauses at the swap holders' option from one to seven years. The underlying blended interest rate is fixed at approximately 5.65% plus an applicable margin based upon our current leverage ratio. Currently, the effective interest rate for these swaps is 7.15%.

5 5/8% CONVERTIBLE NOTES AND RELATED GUARANTY

  We have guaranteed the $125.0 million outstanding 5 5/8% Convertible Subordinated Notes due 2006 (the "5 5/8% Convertible Notes") of RTC, our wholly-owned subsidiary. The 5 5/8% Convertible Notes are convertible into shares of our Common Stock at an effective conversion price of $25.62 per share. Although these notes do not mature until 2006, RTC may redeem them at its option subsequent to July 16, 1999. The redemption price, expressed as a percentage of the principal amount of the notes, is shown below for 12-month periods beginning July 15:

     YEAR                     PERCENTAGE YEAR                     PERCENTAGE
     ----                     ---------- ----                     ----------
     1999....................   103.94%  2003....................   101.69%
     2000....................   103.38%  2004....................   101.13%
     2001....................   102.81%  2005....................   100.56%
     2002....................   102.25%  2006....................   100.00%

  Our guaranty of the 5 5/8% Convertible Notes is pari passu with trade payables and is subordinate to the Credit Facilities and any future debt which we may incur (unless it otherwise states). The Notes are effectively subordinate to the 5 5/8% Convertible Notes.

                              PLAN OF DISTRIBUTION

  This prospectus relates to the resale of $345.0 million of Notes issued in a private placement on November 13, 1998 and the resale of an indeterminable amount of Conversion Shares, including any additional Conversion Shares issuable pursuant to the antidilution provisions of the Notes, which are issuable upon conversion of the Notes. The Registration Statement (of which this prospectus is a part) does not cover the issuance of shares of Common Stock upon conversion of the Notes into the Conversion Shares.

  The sale or distribution of the Notes and the Conversion Shares may be effected directly to purchasers by the Selling Securityholders as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions)
(i) on any exchange or in the over-the-counter marker, (ii) in transactions otherwise than in the over-the-counter market or (iii) through the writing of options (whether such options are listed on an options exchange or otherwise) on, or in settlement of short sale of the Notes or the Conversion Shares. The Selling Securityholders may also loan or pledge the Notes or the Conversion Shares to broker-dealers that in turn may sell such securities. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the Selling Securityholder or by agreement between the Selling Securityholder and underwriters, brokers, dealers or agents, or purchasers. If the Selling Securityholders effect such transactions by selling the Notes or the Conversion Shares to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders or commissions from purchasers of the Notes or the Conversion Shares for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The Selling Securityholders and any brokers, dealers or agents that participate in the distribution of the Notes or the Conversion Shares may be deemed to be underwriters, and any profit on the sale of the Notes or the Conversion Shares by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

  To the extent required, the aggregate principal amount of Notes and number of shares of Common Stock to be sold hereby, the names of the Selling Securityholders, the purchase price, the name of any such agent, dealer or underwriter and any applicable commissions, discounts or other terms constituting compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement. The aggregate proceeds to the Selling Securityholders from the sale of the Notes or shares of Common Stock offered by them hereby will be the purchase price of such Notes or shares of Common Stock less discounts and commissions, if any.

  The Notes and the Conversion Shares which may be offered hereby may be sold from time to time in one or more transactions at fixed offering prices, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the holders of such securities or by agreement between such holders and underwriters or dealers who may receive fees or commissions in connection therewith.

  The outstanding Common Stock is listed for trading on the New York Stock Exchange, and the Conversion Shares issuable upon conversion of the Notes have been authorized for listing on the New York Stock Exchange upon official notice of issuance. There is no assurance as to the development or liquidity of any trading market that may develop for the Notes.

  In order to comply with the securities laws of certain states, if applicable, the Notes and the Conversion Shares offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Notes and the Conversion Shares offered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and compliance with same is effected.

  The Selling Securityholders and any brokers, dealers, agents or underwriters that participate with the Selling Securityholders in the distribution of the Notes or the Conversion Shares offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions or discounts received by such brokers, dealers, agents or underwriters and any profit on the resale of the Notes or the Conversion Shares offered hereby and purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

  We will not receive any of the proceeds from the offering of Notes and the Conversion Shares issuable upon conversion thereof by the Selling Securityholders that are sold pursuant to the Registration Statement (of which this prospectus is a part). The Selling Securityholders and we have agreed to indemnify each other against certain liabilities arising under the Securities Act. We have agreed to pay all expenses incident to the offer and sale of the Notes and the Conversion Shares offered hereby by the Selling Securityholders to the public, other than selling commissions and fees.

                                 LEGAL MATTERS

  Certain legal matters with respect to the legality of the Notes offered hereby will be passed upon for us by Barry C. Cosgrove, our General Counsel. Mr. Cosgrove holds stock and options to purchase stock granted under our employee stock plans which in the aggregate represent less than 1% of our Common Stock.

                                    EXPERTS

  The financial statements incorporated in this prospectus by reference to the TRCH Annual Report on Form 10-K/A Amendment No. 2 for the years ended December 31, 1997 and 1996 and May 31, 1995 and the seven months ended December 31, 1995 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

  We are subject to the informational requirements of the Exchange Act, and in accordance therewith we file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other documents and information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates and from the Commission's Web Site located at http://www.sec.gov. Such reports, proxy statements and other documents and information concerning us are also available for inspection at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
            , 1999

                   [LOGO OF TOTAL RENAL CARE HOLDINGS, INC.]


                        TOTAL RENAL CARE HOLDINGS, INC.
                                  $345,000,000
                   7% CONVERTIBLE SUBORDINATED NOTES DUE 2009
                               10,515,087 SHARES
                    COMMON STOCK, PAR VALUE $0.001 PER SHARE

                -----------------------------------------------

                                   PROSPECTUS

                -----------------------------------------------


--------------------------------------------------------------------------------

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of the Company have not changed since the date hereof.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*

   SEC registration fee................................................ $95,915
   Printing fees.......................................................  50,000
   Trustee's and transfer agent's fees.................................   5,000
   Accounting fees and expenses........................................
   Legal fees and expenses.............................................
   Miscellaneous.......................................................
                                                                        -------
   Total............................................................... $
                                                                        =======

  None of the above expenses will be borne by the Selling Securityholders.
---------------------
* Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145 of the DGCL provides that a Delaware corporation may indemnify any person against expenses, judgments, fines and settlements actually and reasonably incurred by any such person in connection with a threatened, pending or completed action, suit or proceeding in which he is involved by reason of the fact that he is or was director, officer, employee or agent of such corporation, provided that (i) such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, such person had no reasonable cause to believe his conduct was unlawful. If the action or suit is by or in the name of the corporation, the corporation may indemnify any such person against expense actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit is brought determines upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense as the court deems proper.

  Article XI, Section I of our Bylaws provides for indemnification of our directors and officers to the fullest extent permitted by the Delaware Corporation Law. In accordance with the Delaware Corporation Law, our Certificate of Incorporation, as amended, limits the personal liability of our directors for violations of their fiduciary duty. The Certificate of Incorporation eliminates each director's liability to us or our stockholders for monetary damages or breach of fiduciary duty as a director except (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the section of the Delaware law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which a director derived any improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence. This provision will not, however, limit in any way the liability of directors for violations of the federal securities laws. The Company has entered into indemnification agreements with each of its directors and officers to indemnify them to the maximum extent permitted by Delaware law.

  The Purchase Agreement and the Registration Rights Agreement executed in connection with the private placement of the Notes and filed as Exhibit 4.4 and
Exhibit 4.5, respectively, hereto provide for the indemnification of our directors and certain of our officers by the Initial Purchasers and the Selling Securityholders, respectively, against certain liabilities, including liabilities under the Securities Act.

ITEM 16. EXHIBITS.

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
  4.1    Shareholders Agreement, dated August 11, 1994, between DLJ Merchant
          Banking Partners, L.P., DLJ International Partners, C.V., DLJ
          Offshore Partners, C.V., DLJ Merchant Banking Funding, Inc., NME
          Properties Corp., Continental Bank, as voting trustee, and the
          Company.++
  4.2    Agreement and Amendment, dated as of June 30, 1995, between DLJMBP,
          DLJIP, DLJOP, DLJMBF, DLJ First Esc, LLC, Tenet Healthcare
          Corporation, the Company, Victor M.G. Chaltiel, the Putnam
          Purchasers, the Crescent Purchasers and the Harvard Purchasers,
          relating to the Shareholders Agreement dated as of August 11, 1994 between DLJMB, DLJIP, DLJOP, DLJMBF, NME Properties, Continental
          Bank, as voting trustee, and the Company.++
  4.3    Indenture, dated as of November 18, 1998, between the Company and the
          Trustee and Form of Note.+
  4.4    Registration Rights Agreement, dated as of November 18, 1998, between the Company and the Initial Purchasers.+
  4.5    Purchase Agreement, dated as of November 12, 1998, between the Company and the Initial Purchasers.+
  5.1    Opinion of Barry C. Cosgrove.+
 12.1    Computation of Ratio of Earnings to Fixed Charges.+
 23.1    Consent of PricewaterhouseCoopers LLP.+
 23.2    Consent of Barry C. Cosgrove (included in Exhibit 5.1).+
 24.1    Power of Attorney with respect to the Company (included on page II-
         4).+
 25.1    Statement of Eligibility of Trustee under the Trust Indenture Act of
         1939 on Form T-1.+

---------------------
+  Filed herewith.

++ Filed on August 29, 1995 as an exhibit to the Company's Form 10-K for the year ended May 31, 1995.

ITEM 17. UNDERTAKINGS.

  The undersigned registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the

Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (5) That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Torrance, State of California, on December 16, 1998.

                                          TOTAL RENAL CARE HOLDINGS, INC.

                                                    /s/ John E. King
                                          By: _________________________________
                                                        John E. King
                                               Senior Vice President, Finance
                                                            and
                                                  Chief Financial Officer

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Victor M.G. Chaltiel, Barry C. Cosgrove and John E. King, and each of them his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, including any post-effective amendments as well as any related registration statement (or amendment thereto) filed in reliance upon Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                           TITLE                   DATE
             ---------                           -----                   ----

    /s/ Victor M.G. Chaltiel         Chairman of the Board, Chief   December 16, 1998
____________________________________  Executive Officer,
        Victor M.G. Chaltiel          President and Director
                                      (Principal Executive
                                      Officer)

        /s/ John E. King             Senior Vice President,         December 16, 1998
____________________________________  Finance and Chief Financial
            John E. King              Officer (Principal
                                      Financial Officer and
                                      Principal Accounting
                                      Officer)

      /s/ Maris Andersons            Director                       December 16, 1998
____________________________________
          Maris Andersons

      /s/ Peter T. Grauer            Director                       December 16, 1998
____________________________________
          Peter T. Grauer

    /s/ Regina E. Herzlinger         Director                       December 16, 1998
____________________________________
        Regina E. Herzlinger
      /s/ Shaul G. Massry            Director                       December 16, 1998
____________________________________
          Shaul G. Massry

                               INDEX TO EXHIBITS

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
  4.1    Shareholders Agreement, dated August 11, 1994, between DLJ Merchant
          Banking Partners, L.P., DLJ International Partners, C.V., DLJ
          Offshore Partners, C.V., DLJ Merchant Banking Funding, Inc., NME
          Properties Corp., Continental Bank, as voting trustee, and the
          Company.++
  4.2    Agreement and Amendment, dated as of June 30, 1995, between DLJMBP,
          DLJIP, DLJOP, DLJMBF, DLJ First Esc, LLC, Tenet Healthcare
          Corporation, the Company, Victor M.G. Chaltiel, the Putnam
          Purchasers, the Crescent Purchasers and the Harvard Purchasers,
          relating to the Shareholders Agreement dated as of August 11, 1994 between DLJMB, DLJIP, DLJOP, DLJMBF, NME Properties, Continental
          Bank, as voting trustee, and the Company.++
  4.3    Indenture, dated as of November 18, 1998, between the Company and the
          Trustee and Form of Note.+
  4.4    Registration Rights Agreement, dated as of November 18, 1998, between the Company and the Initial Purchasers.+
  4.5    Purchase Agreement, dated as of November 12, 1998, between the Company and the Initial Purchasers.+
  5.1    Opinion of Barry C. Cosgrove.+
 12.1    Computation of Ratio of Earnings to Fixed Charges.+
 23.1    Consent of PricewaterhouseCoopers LLP.+
 23.2    Consent of Barry C. Cosgrove (included in Exhibit 5.1).+
 24.1    Power of Attorney with respect to the Company (included on page II-
         4).+
 25.1    Statement of Eligibility of Trustee under the Trust Indenture Act of
         1939 on Form T-1.+

---------------------
+  Filed herewith.

++ Filed on August 29, 1995 as an exhibit to the Company's Form 10-K for the year ended May 31, 1995.